UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): May 9, 2011

HEARTLAND, INC.
(Exact name of registrant as specified in charter)

Maryland	000-27045	36-4286069
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

1005 N. 19th Street Middlesboro, KY
 (Address of principal executive offices) (Zip Code)

1005 N. 19th Street Middlesboro, KY
 (Mailing address of principal executive offices) (Zip Code)

(606) 248-7323
(Registrant’s telephone no., including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangement s of Certain Officers

On May 9, 2011, Randy Frevert resigned as the Chief Executive Officer and President of Heartland Steel, Inc. (the “Heartland Steel”), a wholly-owned subsidiary of Heartland, Inc. (the “Company”).  Mr. Frevert will continue to serve as a Director of the Company.  In order to fill the vacancies resulting from the resignation of Mr. Frevert, the Board of Directors of the  Company appointed Thomas Miller as the President of Heartland Steel.

Mr. Miller has been with the Company since 2003 when it acquired Mound Technologies, Inc.  Mr. Miller was elected to the Board of Directors on May 23, 2006, as its Chief Operating Officer on September 27, 2006 and as its Secretary on September 18, 2007.  From May 23, 2006 to September 27, 2006, Mr. Miller acted as Heartland, Inc’s Chief Executive Officer.  Mr. Miller graduated from Ohio State University with a Bachelor of Science degree in Civil Engineering in 1978 and continued his education at the University of Dayton where he received a Master of Business Administration degree in 1983.  He is a registered engineer in the state of Ohio.  Mr. Miller started on the shop floor at Mound Steel Corporation as a welder.  He spent time working in the engineering and sales department before becoming Vice President of Sales and Quality in 1986.  He became President of Mound Steel Corporation in 1990.  The additional title of Chief Executive was added to his responsibilities in 2001.  In November of 2002, Mr. Miller became Chief Executive officer of Mound Technologies, Inc.  In 1988 he was elected to the Lebanon City Council.  He was re-elected in 1992 and served as Vice Mayor during that time period.  Mr. Miller has served on various local boards including the Middletown Regional Hospital Foundation, Dan Beard Council of Boy Scouts of America, and the Warren County Business Advisory Council.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEARTLAND, INC.

Date: May 10, 2011	By:	/s/ Terry Lee
Name: Terry Lee
Title: CEO